RALSTON PURINA COMPANY AND SUBSIDIARIES
                            CONSOLIDATED STATEMENT OF EARNINGS
                        (Dollars in millions except per share data)

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
                                               Quarter Ended           Nine Months Ended
                                                  June 30,                  June 30,
                                              1996        1995          1996        1995
                                              ----        ----          ----        ----
Net Sales                                 $ 1,485.8   $ 1,859.7     $ 4,582.3   $ 5,603.6
                                           ---------   ---------     ---------   ---------
Costs and Expenses
  Cost of products sold                       906.3     1,049.3       2,718.4     3,154.6
  Selling, general and administrative         258.8       479.3         788.2     1,394.9
  Advertising and promotion                   148.8       162.4         492.9       481.6
  Interest expense                             46.2        52.8         145.4       148.5
  Provision for restructuring                               6.1                      41.1
  Other (income)/expense, net                  (1.4)       (6.9)         13.0        (4.8)
                                           ---------   ---------     ---------   ---------
                                            1,358.7     1,743.0       4,157.9     5,215.9
                                           ---------   ---------     ---------   ---------
Earnings before Income Taxes,
  Equity Earnings and Extraordinary Item      127.1       116.7         424.4       387.7
Income Taxes                                  (45.5)      (48.5)       (158.5)     (167.0)
                                           ---------   ---------     ---------   ---------
Earnings before Equity Earnings
    and Extraordinary Item                     81.6        68.2         265.9       220.7
Equity Earnings, Net of Taxes                   2.7                       6.0
                                           ---------   ---------     ---------   ---------
Earnings before Extraordinary Item             84.3        68.2         271.9       220.7
Extraordinary Item-Loss on Early
    Retirement of Debt                         (2.1)                     (2.1)
                                           ---------   ---------     ---------   ---------
Net Earnings                                   82.2        68.2         269.8       220.7
Preferred Stock Dividend, Net of Taxes         (3.5)       (4.8)        (10.7)      (14.4)
                                           ---------   ---------     ---------   ---------
Earnings Available to Common Shareholders $    78.7   $    63.4     $   259.1   $   206.3
                                           =========   =========     =========   =========

Cash Dividends Declared per RAL Common
  Share                                   $    0.30   $    0.30     $    0.90   $    0.90
                                           =========   =========     =========   =========
Earnings Per Share (pro forma in prior
  year assuming one class of common stock)
    Primary
      Earnings before extraordinary item  $    0.79   $    0.62     $    2.57   $    2.02
      Extraordinary item                      (0.02)                    (0.02)
                                           ----------  ---------     ---------   ---------
      Net earnings                        $    0.77   $    0.62     $    2.55   $    2.02
                                           =========   =========     =========   =========
    Fully Diluted
      Earnings before extraordinary item  $    0.75   $    0.59     $    2.43   $    1.92
      Extraordinary item                      (0.02)                    (0.02)
                                           ---------   ---------     ---------   ---------
      Net earnings                        $    0.73   $    0.59     $    2.41   $    1.92
                                           =========   =========     =========   =========

  RAL Stock (based on RPG Group earnings
   through May 15, 1995 and consolidated
   Ralston earnings thereafter):
    Primary                                           $    0.63                 $    2.15
    Fully Diluted                                     $    0.60                 $    2.03

  CBG Stock (based on CBG Group earnings
   through May 15, 1995):
    Primary                                           $   (0.02)                $   (0.45)
    Fully Diluted                                     $   (0.03)                $   (0.45)

                 See Accompanying Notes to Condensed Financial Statements.



                    RALSTON PURINA COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  (Condensed)
                             (Dollars in millions)

                                                 June 30,      Sept. 30,
                                                   1996           1995
            Assets                              ---------      ---------

Current Assets
  Cash and cash equivalents                    $    62.3      $    44.3
  Receivables, less allowance for doubtful
    accounts of $36.5 and $34.3, respectively      796.1          801.4
  Inventories
    Raw materials and supplies                     234.4          209.1
    Work in process                                129.1          111.4
    Finished products                              473.5          445.7
  Other current assets                             146.8          151.1
                                                ---------      ---------
    Total Current Assets                         1,842.2        1,763.0
                                                ---------      ---------

Investments and Other Assets                     1,454.2        1,453.3
                                                ---------      ---------
Property at Cost                                 2,764.9        2,606.0
  Accumulated depreciation                       1,349.8        1,255.1
                                                ---------      ---------
                                                 1,415.1        1,350.9
                                                ---------      ---------
      Total                                    $ 4,711.5      $ 4,567.2
                                                =========      =========

   Liabilities and Shareholders Equity

Current Liabilities
  Current maturities of long-term debt         $   125.7      $   303.2
  Notes payable                                    859.4          503.2
  Accounts payable                                 380.2          400.5
  Other current liabilities                        495.0          534.3
                                                ---------      ---------
    Total Current Liabilities                    1,860.3        1,741.2
                                                ---------      ---------
Long-Term Debt                                   1,446.0        1,602.1
                                                ---------      ---------
Deferred Income Taxes                               55.9           53.6
                                                ---------      ---------
Other Liabilities                                  509.8          479.3
                                                ---------      ---------
Redeemable Preferred Stock                         327.0          348.7
                                                ---------      ---------
Unearned ESOP Compensation                        (121.8)        (151.9)
                                                ---------      ---------
Shareholders Equity
  Preferred stock
  Common stock                                      11.5           11.5
  Capital in excess of par value                   195.5          169.6
  Retained earnings                              1,248.7        1,089.7
  Cumulative translation adjustment                (70.6)         (50.3)
  Common stock in treasury, at cost               (478.1)        (481.7)
  Unearned portion of restricted stock              (4.4)          (5.3)
  Value of common stock held in Grantor Trust     (268.3)        (239.3)
                                                ---------      ---------
    Total Shareholders Equity                      634.3          494.2
                                                ---------      ---------
      Total                                    $ 4,711.5      $ 4,567.2
                                                =========      =========

         See Accompanying Notes to Condensed Financial Statements.





                     RALSTON PURINA COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Condensed)
                              (Dollars in millions)

                                                           Nine Months Ended
                                                                June 30,
                                                          1996           1995
Cash Flow from Operations                              ---------      ---------
  Net earnings                                        $   269.8      $   220.7
  Extraordinary item                                        2.1
  Non-cash items included in income                       186.5          216.5
  Changes in assets and liabilities
    used in operations                                   (131.3)         (85.1)
  Other, net                                                0.2           14.1
                                                       ---------      ---------
    Net cash flow from operations                         327.3          366.2
                                                       ---------      ---------

Cash Flow from Investing Activities
  Acquisition of businesses                               (25.1)        (358.0)
  Property additions, net                                (203.8)        (189.9)
  Other, net                                               (0.3)         (17.2)
                                                       ---------      ---------
    Net cash provided (used) by investing activities     (229.2)        (565.1)
                                                       ---------      ---------
Cash Flow from Financing Activities
  Net cash flow provided (used) by debt                    63.4          281.8
  Dividends paid                                         (114.6)        (121.9)
  Other, net                                              (26.5)          (7.4)
                                                       ---------      ---------
    Net cash provided (used) by financing activities      (77.7)         152.5
                                                       ---------      ---------
Effect of Exchange Rate Changes on Cash                    (2.4)          (5.7)
                                                       ---------      ---------
Net Increase (Decrease) in Cash and
  Cash Equivalents                                         18.0          (52.1)
Cash and Cash Equivalents, Beginning of Period             44.3          126.0
                                                       ---------      ---------
Cash and Cash Equivalents, End of Period              $    62.3      $    73.9
                                                       =========      =========

           See Accompanying Notes to Condensed Financial Statements.





               RALSTON PURINA COMPANY AND SUBSIDIARIES
               NOTES TO CONDENSED FINANCIAL STATEMENTS
                          JUNE 30, 1996
             (Dollars in millions except per share data)

Note 1 - The accompanying unaudited financial statements have been prepared in accordance with the instructions for Form 10-Q and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year. These statements should be read in conjunction with the financial statements and notes thereto included in the Ralston Purina Company (the Company) Annual Report to Shareholders for the year ended September 30, 1995.

Note 2 - Primary earnings per share are based on the average number of shares outstanding during the period, excluding 4,201,000 and 4,110,000 shares of RAL Stock held by Ralston's Grantor Trust at June 30, 1996 and 1995, respectively. Fully diluted earnings per share are based on the average number of shares used for the primary earnings per share calculation, adjusted for the dilutive effect of convertible preferred stock, stock options, convertible debentures and compensation awards, when the effects of inclusion of such securities does not result in anti-dilution. The shares used in earnings per share computations were as follows:

                                         (in millions)
                           Quarter     Quarter   Nine Months  Nine Months
                           June 30,    June 30,    June 30,     June 30,
                             1996        1995        1996         1995
                           -------     --------   ---------    ---------
Primary                      101.8       101.9        101.8       101.9
Fully Diluted                110.5       112.5        110.5       112.5
  (Pro forma in prior year
   assuming one class of
    common stock)

Primary
 RAL Stock                               101.0                    100.4
 CBG Stock                                20.6                     20.6

Fully Diluted
 RAL Stock                               111.6                    111.0
 CBG Stock                                22.4                     22.4 *

* Due to anti-dilution for the nine months ended June 30, 1995, fully diluted earnings per share as reported on the statement of earnings is revised to exclude anti-dilutive securities from the computation.

Note 3 - As of June 30, 1996, there were 101,791,000 shares of RAL Stock outstanding, exclusive of 8,696,000 shares held in treasury and 4,201,000 Grantor Trust shares. At September 30, 1995, there were 101,721,000 shares of RAL Stock outstanding, exclusive of 8,831,000 RAL Stock shares held in treasury and 4,135,000 RAL Stock shares held by the Grantor Trust.

Note 4 - Other (income)/expense, net for nine months consists of the following:
                                      June 30,     June 30,
                                        1996         1995
                                      ---------    ---------
Net translation and exchange loss        $19.2         $9.8
Investment income                         (6.5)        (6.4)
Miscellaneous (income)/expense             0.3         (8.2)
                                      ---------    ---------
                                         $13.0        ($4.8)
                                      =========    =========

Note 5 - Investments and Other Assets consists of the following:

                                       June 30,    Sept. 30,
                                         1996         1995
                                      ---------    ---------
Goodwill                                $509.0       $519.6
Other intangible assets                  265.9        286.9
Investments in affiliated companies      295.1        295.6
Deferred charges and other assets        384.2        351.2
                                      ---------    ---------
                                      $1,454.2     $1,453.3
                                      =========    =========

Note 6 - An extraordinary loss was recognized in the current quarter in connection with the retirement of $40.5 of 9.5% debentures.

Note 7 - During the quarter and nine months ended June 30, 1995, the Company recorded charges of $4.3, after taxes, and $32.3, after taxes, respectively, or $.04 per primary and fully diluted share for the quarter and $.32 and $.29 per share, respectively, for the nine months, in connection with its restructuring of its worldwide carbon zinc battery production capacity.

On a pre-tax basis, charges for restructuring for the nine months were $41.1 and consisted of termination benefits of $29.8, other cash exit costs of $3.3 and non-cash charges of $8.0, primarily related to anticipated losses on disposal of land, buildings and machinery and equipment.

During the current quarter and nine months, 350 and 928 employees, respectively, were severed in connection with the restructuring plan. One plant was closed during the current quarter and two plants were closed during the nine months. Cash exit costs incurred in the current quarter and nine months related to the restructuring plan were $8.2 and $20.2, respectively.

Note 8 - During the third quarter of 1995, the Company purchased the assets of Golden Cat Corporation and the assets of a Mexican pet food company.

Note 9 - On May 15, 1995, in the CBG Stock Exchange, the Company exchanged each outstanding share of Ralston-Continental Baking Group Common Stock (CBG Stock), a class of common stock intended to reflect separately the performance of the Company's fresh bakery products business (the CBG Group), for .0886 shares of Ralston-Ralston Purina Group Common Stock, which was intended to reflect separately the performance of the Company's other businesses (the RPG Group). Ralston-Ralston Purina Group Common Stock has now been redesignated as Ralston Purina Common Stock (RAL Stock).

Note 10 - Effective July 22, 1995, the Company sold Continental Baking Company (CBC) to Interstate Bakeries Corporation (IBC) and its wholly owned subsidiary, Interstate Brands Corporation, for $220 in cash and 16,923,077 shares of common stock of IBC (the IBC Stock). The Company's earnings and cash flows reflect the operations of CBC through July 22, 1995.

The following pro forma consolidated statement of earnings reflects the results of operations of the Company for the quarter and nine months ended June 30, 1995 as if the sale of CBC and the CBG Stock Exchange had occurred as of October 1, 1994. Such statement has been prepared by adjusting the historical statement for the effects of revenues, expenses, assets and liabilities and the recapitalization which might have occurred had the sale of CBC and the CBG Stock Exchange been effected as of October 1, 1994.

This pro forma financial statement may not necessarily reflect the consolidated results of operations that would have existed had the sale of CBC and the CBG Stock Exchange occurred as of the date specified.
                PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                (Dollars in millions except per share data)

                                            Quarter           Nine Months
                                             Ended               Ended
                                            June 30,            June 30,
                                              1995                1995
                                            --------            --------
Net Sales (a)                              $1,368.9            $4,163.5
                                            --------            --------
Costs and Expenses
  Cost of products sold (a)                   800.3             2,416.4
  Selling, general and administrative (a)     263.9               741.2
  Advertising and promotion (a)               149.4               441.3
  Interest expense (b)                         50.1               140.4
  Provision for restructuring (a)               6.1                41.1
  Other (income)/expense, net (a)              (6.9)               (4.4)
                                            --------            --------
                                            1,262.9             3,776.0
                                            --------            --------
Earnings before Income Taxes
  and Equity Earnings                         106.0               387.5
Income Taxes (c)                              (44.2)             (167.0)
                                            --------            --------
Earnings before Equity Earnings                61.8               220.5

Equity Earnings, Net of Taxes (d)               3.6                 3.2
                                            --------            --------
Net Earnings                               $   65.4           $   223.7
                                            ========            ========
Earnings per Share (e):
  Primary                                  $   0.60            $   2.07
  Fully Diluted                            $   0.57            $   1.97

Average Shares Outstanding Used
 in Earnings per Share Computation (e):
  Primary                                     101.9               101.9
  Fully Diluted (f)                           111.3               111.2

(a) Excludes results of operations for CBC.
(b) Reflects reduction of interest expense at an average rate of 6.75% assuming debt repayment of $160 by the Company from a portion of the sale proceeds.
(c) Reflects the applicable federal and state statutory tax rates for the pro forma adjustments.
(d) Reflects the Company's 46% share of IBC pro forma earnings.
(e) Reflects exchange of CBG Stock for 1.8 million shares of RAL Stock.
(f) Reflects conversion of Redeemable Preferred Stock allocated to CBC ESOP participants.





                           RALSTON PURINA COMPANY                         Exhibit 11
                COMPUTATION OF EARNINGS PER SHARE (PRO FORMA
             IN PRIOR YEAR ASSUMING ONE CLASS OF COMMON STOCK)
                    (in millions except per share data)

                                                               Nine Months Ended
                                                                    June 30,
                                                            1996             1995
PRO FORMA EARNINGS PER COMMON SHARE OUTSTANDING          ----------       -----------

Earnings before extraordinary item                          $271.9            $220.7
Dividend on Series A ESOP convertible
  preferred stock, net of tax                                (10.7)            (14.4)
                                                         ----------       -----------
                                                             261.2             206.3
Extraordinary item                                            (2.1)
                                                         ----------       -----------
Earnings available to common shareholders                   $259.1            $206.3
                                                         ==========       ===========

Weighted average shares - primary
  earnings per share calculation                             101.8 *           101.9 *
                                                         ==========       ===========

Earnings per common share outstanding
  Earnings before extraordinary item                         $2.57             $2.02
  Extraordinary item                                         (0.02)
                                                         ----------       -----------
  Net earnings                                               $2.55             $2.02
                                                         ==========       ===========


PRO FORMA EARNINGS PER SHARE ASSUMING FULL DILUTION

Earnings before extraordinary item                          $271.9            $220.7
Adjustments to earnings to reflect assumed
  ESOP preferred stock conversion                             (3.3)             (4.6)
                                                         ----------       -----------
                                                             268.6             216.1
Extraordinary item                                            (2.1)              0.0
                                                         ----------       -----------
Net earnings for fully diluted
  earnings per share calculation                            $266.5            $216.1
                                                         ==========       ===========
Weighted average number of common shares outstanding         101.8 *           101.9 *
Convertible preferred stock                                    6.8               9.4
Dilutive effect of stock options                               1.6               1.0
Dilutive effect of deferred compensation awards                0.3               0.2
                                                         ----------       -----------
Weighted average shares - fully diluted
  earnings per share calculation                             110.5             112.5
                                                         ==========       ===========

Earnings per share assuming full dilution
  Earnings before extraordinary item                         $2.43             $1.92
  Extraordinary item                                         (0.02)
                                                         ----------       -----------
  Net earnings                                               $2.41             $1.92
                                                         ==========       ===========

* Excludes 4,201,000 and 4,110,000 shares held in Grantor Trust at June 30, 1996 and 1995, respectively.



                           RALSTON PURINA COMPANY                         Exhibit 11
             COMPUTATION OF EARNINGS PER SHARE FOR RAL STOCK *
                    (in millions except per share data)

                                                     Nine Months Ended
                                                          June 30,
                                                            1995
EARNINGS PER COMMON SHARE OUTSTANDING                    ----------

Net earnings for RPG Group                                  $228.7
Dividend on Series A ESOP convertible
  preferred stock, net of tax                                (13.2)
                                                         ----------
Earnings after preferred stock dividend                     $215.5
                                                         ==========
Weighted average shares - primary
  earnings per share calculation                             100.4 **
                                                         ==========

Earnings per common share outstanding                        $2.15
                                                         ==========


EARNINGS PER SHARE ASSUMING FULL DILUTION

Net earnings for RPG Group                                  $228.7
Adjustments to net earnings to reflect assumed
  ESOP preferred stock conversion                             (3.7)
                                                         ----------
Net earnings for fully diluted
  earnings per share calculation                            $225.0
                                                         ==========

Weighted average number of common shares outstanding         100.4 **
Convertible preferred stock                                    9.4
Dilutive effect of stock options                               1.0
Dilutive effect of deferred compensation awards                0.2
                                                         ----------
Weighted average shares - fully diluted
  earnings per share calculation                             111.0
                                                         ==========

Earnings per share assuming full dilution                    $2.03
                                                         ==========
* Prior to May 15, 1995, RAL Stock reflected operations of the RPG Group only.
** Excludes 4,110,000 shares held in Grantor Trust at June 30, 1995.






                          RALSTON PURINA COMPANY                          Exhibit 11
              COMPUTATION OF EARNINGS PER SHARE FOR CBG STOCK
                    (in millions except per share data)

                                                       34 Weeks Ended
                                                           May 15,
                                                            1995
LOSS PER COMMON SHARE OUTSTANDING                        ------------

Net loss for CBG Group                                      ($15.5)
Dividend on Series A ESOP convertible
  preferred stock, net of tax                                 (1.2)
                                                         ----------
Loss after preferred stock dividend                         ($16.7)
                                                         ==========

Weighted average number of shares outstanding                 20.6
Shares issuable with respect to RPG Group's
  retained interest in the CBG Group                          16.7
                                                         ----------
Weighted average shares - primary
  earnings per share calculation                              37.3
                                                         ==========
Loss per common share outstanding                           ($0.45)
                                                         ==========


LOSS PER SHARE ASSUMING FULL DILUTION

Net loss for CBG Group                                      ($15.5)
Adjustments to net loss to reflect assumed
  ESOP preferred stock conversion                             (1.8)
                                                         ----------
Net loss for fully diluted
  earnings per share calculation                            ($17.3)
                                                         ==========

Weighted average number of common shares outstanding          20.6
Shares issuable with respect to RPG Group's
  retained interest in the CBG Group                          16.7
Convertible preferred stock                                    1.7
Dilutive effect of deferred compensation awards                0.1
                                                         ----------
Weighted average shares - fully diluted
  earnings per share calculation                              39.1
                                                         ==========

Loss per share assuming full dilution                       ($0.44)*
                                                         ==========

*  Due to anti-dilution as computed above for the 34 weeks ended May 15, 1995, fully diluted earnings per share as reported on the statement of earnings is revised to exclude anti-dilutive securities from the computation.

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